Exhibit (d)(5)

                      NOTICE OF ADOPTION OF PLAN OF MERGER

                                _________, 1996

Dear Shareholder:

     On January 10, 1996 the Board of Directors of CID Transaction Co., a Michigan corporation ('Merging Company'), the holder of approximately 96.5% of the Company's Common Stock, par value $.01 per share, adopted a Plan of Merger (the 'Plan') under the Michigan Business Corporation Act (the 'MBCA'), pursuant to which Merging Company will merge with the Company, and the Company will be the surviving corporation (the 'Merger'). Under the MBCA, no other action by the shareholders of the Company is required for the Merger to become effective.

     The Merger will become effective upon filing of a Certificate of Merger with the Department of Commerce of the State of Michigan which is expected to be on or about ______, 1996 (the 'Effective Date').

     Pursuant to the terms of the Plan, each share of Company Common Stock (other than shares owned by Merging Company or persons who perfect their dissenters rights under Michigan law) which is outstanding immediately prior to the Effective Date will, without any action on the part of the holder thereof, be automatically converted on the Effective Date into the right solely to receive $27.54 in cash, without interest (the 'Merger Consideration'), from the Company.

     Enclosed is a Rule 13e-3 Transaction Statement (the 'Transaction Statement') relating to the Merger together with (a) a Letter of Transmittal to be used by you in surrendering to the Paying Agent the certificates(s) which prior to the Merger represent your shares of Common Stock of the Company, (i) in exchange for the $27.54 per share cash Merger Consideration or (ii) for deposit with the Paying Agent in connection with the exercise of dissenters rights; (b) a Dissenters Demand for Payment Form; and (c) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

     Please read carefully the instructions on the reverse side of the Letter of Transmittal, fill in, date and sign the Letter of Transmittal and send or deliver it, together with your stock certificate(s) and any other required documents, to the Paying Agent in the envelope enclosed for that purpose. If needed, additional copies of the Letter of Transmittal and other documents may be obtained upon written or telephone request to the Paying Agent. If you are surrendering your shares in exchange for the Merger Consideration, it is not necessary to endorse your certificate(s) unless payment in exchange for the shares is to be made to someone other than the registered holder of the certificate(s). Your stock certificate(s) together with a completed Letter of Transmittal and any other required documents must be received by the Paying Agent in order for you to receive payment of the Merger Consideration. The method of delivery of such documents is at your election and risk. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

     UNDER THE MBCA, SHAREHOLDERS OF THE COMPANY DO NOT HAVE RIGHTS TO DISSENT FROM ADOPTION OF THE PLAN AND OBTAIN PAYMENT IN CASH OF THE FAIR VALUE OF THEIR SHARES, HOWEVER, THE COMPANY HAS DECIDED TO GRANT DISSENTERS RIGHTS TO ITS SHAREHOLDERS. SUCH RIGHTS, IF THE STATUTORY PROCEDURES WERE COMPLIED WITH, COULD LEAD TO A JUDICIAL DETERMINATION OF THE FAIR VALUE (EXCLUDING ANY ELEMENT OF APPRECIATION OR DEPRECIATION IN ANTICIPATION OF THE ACCOMPLISHMENT OF THE MERGER) REQUIRED TO BE PAID IN CASH TO SUCH DISSENTING HOLDERS FOR THEIR SHARES ('DISSENTING SHARES'). ANY SUCH JUDICIAL DETERMINATION OF THE FAIR VALUE OF DISSENTING SHARES COULD BE BASED UPON CONSIDERATIONS OTHER THAN OR IN ADDITION TO THE MARKET VALUE OF THE SHARES AND THE FACTORS USED TO DETERMINE THE MERGER CONSIDERATION TO BE PAID IN THE MERGER, INCLUDING ASSET VALUES AND THE INVESTMENT VALUE OF THE DISSENTING SHARES. THE VALUE SO DETERMINED COULD BE MORE OR LESS THAN THE MERGER CONSIDERATION PAID PURSUANT TO THE MERGER. SEE THE SECTION OF THE TRANSACTION STATEMENT ENTITLED 'SPECIAL FACTORS -- DISSENTING SHARES/DISSENTERS RIGHTS'.

     SHAREHOLDERS WHO DESIRE TO EXERCISE THEIR DISSENTERS RIGHTS UNDER MICHIGAN LAW MUST COMPLETE THE ENCLOSED LETTER OF TRANSMITTAL AND DISSENTERS DEMAND FOR PAYMENT FORM AND RETURN SAME, TOGETHER WITH HIS OR HER SHARES AND ANY OTHER REQUIRED DOCUMENTS, BY _______________, 1996 IN ORDER TO PERFECT SUCH RIGHTS.

                                      Very truly yours,

                                      CABLEVISION INVESTMENT OF DETROIT, INC.